Exhibit 99.1

News Release

[NEWPAGE LOGO]

Media Contacts: NewPage Corporation

Shawn Hall, National Media Contact 8540 Gander Creek Drive

937-242-9373 / 513-312-8549 Miamisburg, OH 45342

Shannon Semmerling, Wisconsin Media Contact

715-422-4023 / 715-213-5072

Amber Garwood, Investor Relations Contact

937-242-9093

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES CLOSURE OF WHITING, WISCONSIN FACILITY AND REVISES GUIDANCE FOR FOURTH QUARTER 2010

MIAMISBURG, Ohio - DECEMBER 8, 2010 - NewPage Corporation today announced that it will close its Whiting, Wisconsin mill at the end of February 2011. The Whiting mill currently operates two paper machines, which produce approximately 250,000 tons annually of coated paper used by the publishing and printing industry, with a primary focus on mail-order catalog, magazine and retailer end uses.

"This remains a difficult time for the paper industry, for NewPage and for many of our customers," said George Martin, NewPage president and chief executive officer. "While we have seen modest recovery in our coated markets, we continue to monitor the supply and demand balance and make the difficult choices needed to avoid oversupplying those markets. NewPage has the capacity and operational flexibility to produce both coated groundwood and coated freesheet on the same machines at other facilities. Therefore, we do not expect any interruptions in service to our customers while closing the Whiting mill, which is our highest cost-per-ton coated groundwood mill."

Approximately 360 employees will be affected by the shutdown of the Whiting mill.

Revised Guidance for Fourth Quarter 2010

NewPage also announced today that it expects Adjusted EBITDA (net income (loss) attributable to the company before interest, taxes, depreciation and amortization and adjusted to exclude certain items such as non-cash expenses and gains and losses on sales of assets) for the fourth quarter of 2010 to be between $125 million and $135 million and that it expects net income (loss) attributable to the company for the fourth quarter of 2010 to be between $(275) million and $(315) million compared to Adjusted EBITDA and net income (loss) attributable to the company of $88 million and $(55) million, respectively, during the fourth quarter of 2009. Net income (loss) for the fourth quarter of 2010 includes the estimated one-time effect of asset impairments (principally Whiting) of $215 million to $240 million and other closure costs estimated at $10 million to $15 million.

Adjusted EBITDA is not a measure of our performance under accounting principles generally accepted in the United States ("U.S. GAAP"), is not intended to represent net income (loss) attributable to the company, and should not be used as an alternative to net income (loss) attributable to the company as an indicator of performance. Adjusted EBITDA is shown because it is a basis upon which our management assesses our performance and is a primary component of certain covenants under our revolving credit facility. The use of Adjusted EBITDA instead of net income (loss) attributable to the company has limitations as an analytic tool and should not be consider it in isolation or as a substitute for analysis of the NewPage results under U.S. GAAP. See our periodic filings for a further discussion of the limitations on the use of Adjusted EBITDA as an analytic tool as well as a reconciliation of net income (loss) attributable to the company to Adjusted EBITDA for the fourth quarter of 2009.

To learn more about NewPage Corporation, visit www.NewPageCorp.com

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About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. Without giving effect to the closure of the Whiting, Wisconsin mill, these mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper. To learn more, visit www.NewPageCorp.com

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products, including our ability to implement price increases; general economic and business conditions in the United States and Canada and elsewhere; capacity reductions at our mills or by our competitors; the timing, duration and cost of maintenance shutdowns; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material, energy and freight costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  NewPage does not intend, and undertakes no obligation, to update any forward-looking statements.